Exhibit 99.1

Ocean Bio-Chem, Inc. Reports First Quarter 2015 Financial Results

FORT LAUDERDALE, FL., May 15, 2015 - Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today its financial results for the first quarter of 2015. Despite bad weather in much of the U.S., the Company reported a sales increase compared to the same period in 2014.

The Company reported first quarter 2015 net sales of approximately $6,002,000, compared to first quarter 2014 net sales of approximately $5,921,000. Earnings were ($16,000), which rounds to basic and diluted earnings of $0.00 per share for the first quarter of 2015, compared to net income of approximately $224,000, or basic and diluted earnings of $0.03 per share, for the first quarter of 2014.

	Quarter Ended
(In thousands except per share data)	March 31,
	2015	2014
Net sales	$6,002	$5,921
Pre-tax income	$(23)	$340
Net income	$(16)	$224

Earnings per share (both basic & diluted)	$0.00	$0.03
Dividends per share	$0.00	$0.05

Ocean Bio-Chem President and CEO Peter Dornau stated: “Our first quarter delivered mixed results. We were pleased to see an increase in sales, particularly following a record breaking fourth quarter in 2014. The cold and soggy spring season nationwide delayed the start of the marine selling season. While disappointed with essentially a breakeven in earnings for the first quarter, this was anticipated due to budgeted increases in operating expenses. These higher operating expenses are related to the launch of two major new product lines in 2015. The first is ‘The Outdoor Collection’ which is a full line of outdoor furniture and patio care products that debuted at the National Hardware Show in Las Vegas this past week. The response from current and prospective customers was extremely positive, citing a major uptick in patio product sales in the U.S. In addition we also launched a full line of recreational vehicle (RV) care products. Many of our current customers have added RV divisions to their portfolios in order to capture market share of this fast growing industry. We are already booking advance sales with these current customers for delivery in the current quarter and presenting the line to new RV customers.”

“Also contributing to the increased budgeted operating expenses were additional advertising campaigns and trade shows that are geared to drive sales of Performacide®, new products introductions and core sectors. We look at these expenses as necessary to building the foundation of our new product lines which will lead to increased sales and market shares,” Mr. Dornau said.

“With the improvement in weather conditions in most regions of the United States, (approximately three weeks earlier than last year), lower gas prices, new product innovations, our strong product brands and general improvement in the U.S. economy, we have seen encouraging increases in sales in April and are optimistic that our results will be strong for the remainder of 2015.”

Mr. Dornau continued, “We are also encouraged by significant progress in our Performacide® product group. In the first quarter 2015, we initiated distribution to two major online retailers. One of our newer distributors has gained product distribution in the National Football League, National Hockey League, and major NCAA colleges to combat MRSA. Performacide® is now distributed by the largest supplier to the prisons. The product is being tested in many other markets such as home restoration companies”.

Mr. Dornau concluded, “The Company’s financial condition remains strong. We ended the first quarter with a current ratio of over 5:1, with no borrowings on our line of credit."

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. is principally engaged in the manufacturing, marketing and distribution of a broad line of appearance and maintenance products for boats, recreational vehicles, automobiles, power sports, outdoor power equipment and motorcycle markets under the Star brite®, Star Tron® and other brand names within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products.

The Company's web sites are: www.oceanbiochem.com, www.starbrite.com www.startron.com, and www.performacide.com

Forward-looking Statements:

Certain statements contained in this press release, including without limitation our anticipation of strong results for the remainder of 2015, constitute forward-looking statements.  For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements.  Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements.  Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors addressed in the Company’s Form 10-K for the year ended December 31, 2014.

Contact:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280

Paul Knopick

E & E Communications

pknopick@eandecommunications.com

940-262-3584